Exhibit 99.1

MID PENN BANCORP, INC.

DIRECTOR STOCK PURCHASE PLAN

ARTICLE 1. PURPOSE

The purpose of the Plan is to provide non-employee directors of the Company and its Designated Subsidiaries with a convenient means to purchase Common Stock of the Company at fair market value.

ARTICLE 2. DEFINITIONS

“Account” means a recordkeeping account maintained for a Participant to which Participant contributions shall be credited.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

“Committee” means any committee appointed by the Board or, if no such committee is appointed, the Board.

“Common Stock” means the Common Stock of the Company, $1.00 par value per share.

“Company” means Mid Penn Bancorp, Inc., a Pennsylvania corporation.

“Cut-Off Date” means the date established by the Committee from time to time by which enrollment forms must be received prior to an Enrollment Date. The initial Cut-Off Date for an Offering Period shall be thirty calendar days prior to the commencement of such Offering Period.

“Designated Subsidiary” means Mid Penn Bank and any other Subsidiary which has been designated by the Committee from time to time in its sole discretion as eligible to participate in the Plan.

“Director” means a non-employee director of the Company.

“Effective Date” means July 1, 2017.

“Eligible Person” means a Director of the Company eligible to participate in the Plan in accordance with Article 3.

“Enrollment Date” means the first Trading Day of an Offering Period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” of the Shares shall mean, as of any applicable date, the closing sale price of the Shares on the New York Stock Exchange or any national or regional stock exchange on which the Shares are traded, or if no such reported sale of the Shares shall have occurred on such date, on the next preceding date on which there was such a reported sale. If there shall be any material alteration in the present system of reporting sale prices of the Shares, or if the Shares shall no longer be listed on the New York Stock Exchange or a national or regional stock exchange, the fair market value of the Shares as of a particular date shall be determined by such method as shall be determined by the Committee.

“Grant Date” means a date on which an Eligible Person is granted an option under the Plan pursuant to Section 5.

“Offering Period” means each calendar quarter, beginning on the first day of each such calendar quarter and ending on the last day of each such calendar quarter. The initial Offering Period shall commence on July 1, 2017 and end on September 30, 2017.

“Participant” means an Eligible Person who has enrolled in the Plan pursuant to
Section 4.

“Plan” means this Director Stock Purchase Plan.

“Purchase Date” means, with respect to an Offering Period, a date on which Shares are purchased pursuant to the Plan. Unless otherwise determined by the Committee, the Purchase Date shall be the last Trading Day of each Offering Period during the term of the Plan.

“Purchase Date Price” means the Fair Market Value of a Share on the applicable Purchase Date.

“Purchase Price” means the price designated by the Committee, at which each Share may be purchased under any option, but in no event less than the Purchase Date Price. Unless otherwise determined by the Committee, the Purchase Price shall be equal to the Purchase Date Price.

“Shares” means shares of the Company’s Common Stock.

“Subsidiary” means a corporation or other entity or person, domestic or foreign, of which a majority of its voting power, equity securities, or equity interest is owned directly or indirectly by the Company or a Subsidiary, whether or not such corporation or other entity or person now exists or is hereafter organized or acquired by the Company or a Subsidiary.

“Trading Day” means a day on which the New York Stock Exchange, NASDAQ stock market or other alternative exchange or service on which the Common Stock is traded, listed or quoted is open for trading.

ARTICLE 3. ELIGIBILITY REQUIREMENTS

Each Director shall become eligible to participate in the Plan in accordance with Article 4 on the first Enrollment Date on or following the later of (i) the date such individual becomes a Director and (ii) the Effective Date. Participation in the Plan is entirely voluntary.

ARTICLE 4. ENROLLMENT

Any Eligible Person may enroll in the Plan for any Offering Period by completing and signing an enrollment election form or by such other means as the Committee shall prescribe and submitting such enrollment election to the Company in accordance with procedures established by the Committee on or before the Cut-Off Date with respect to such Offering Period. Unless otherwise determined by the Committee, the enrollment election, timing and method of payment shall continue for future Offering Periods unless the Participant changes or cancels the enrollment election, timing or method of payment prior to the Cut-Off Date. Notwithstanding the foregoing, an Eligible Person may not enroll in the Plan or change his or her prior election, timing or method of payment while he or she is in the possession of material, non-public information concerning the Company or is otherwise prohibited from trading in Shares pursuant to any insider trading policy adopted by the Company and applicable to such Eligible Person.

ARTICLE 5. GRANT OF OPTIONS ON ENROLLMENT

5.1.        Option Grant. Enrollment by an Eligible Person in the Plan as of an Enrollment Date will constitute the grant by the Company to such Participant of an option on such Enrollment Date to purchase Shares from the Company pursuant to the Plan.

5.2. Option Expiration. An option granted to a Participant pursuant to the Plan shall expire, if not terminated for any reason first, on the earliest to occur of: (i) the end of the Offering Period in which such option was granted; (ii) the completion of the purchase of Shares under the option under Article 7; and (iii) the date on which participation of such Participant in the Plan terminates for any reason.

5.3. Purchase of Shares. An option granted to a Participant under the Plan shall give the Participant a right to purchase on a Purchase Date the largest number of whole Shares, as determined by the Committee, which the funds accumulated in the Participant’s Account as of such Purchase Date will purchase at the applicable Purchase Price; provided, however, that the Committee may, in its discretion, limit the number of Shares purchased by each Participant in any Offering Period.

ARTICLE 6. PAYMENT

The Committee shall designate the time and manner for payment of Shares to be purchased during the Offering Period. Payment amounts shall be credited on a bookkeeping basis to a Participant’s Account under the Plan. All payment amounts may be used by the Company for any purpose and the Company shall have no obligation to segregate such funds. No interest accrues on payments by Participants.

ARTICLE 7. PURCHASE OF SHARES

7.1.        Option Exercise. Any option held by the Participant which was granted under the Plan and which remains outstanding as of a Purchase Date shall be deemed to have been exercised on such Purchase Date for the number of whole Shares, as determined by the Committee, which the funds accumulated in the Participant’s Account as of the Purchase Date will purchase at the applicable Purchase Price (but not in excess of the number of Shares for which options have been granted to the Participant pursuant to Section 5.3). Options for other Shares for which options have been granted which are not purchased on the last Purchase Date during the Offering Period shall terminate. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed. As a condition to the exercise of an option, the Committee may require the person exercising such option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares.

7.2. Refund of Excess Amount. If, after a Participant’s exercise of an option under Section 7.1, an amount remains credited to the Participant’s Account as of a Purchase Date, then the remaining amount shall be (i) if no further Offering Periods are immediately contemplated by the Committee, distributed to the Participant as soon as administratively feasible; or (ii) if another Offering Period is contemplated by the Committee, carried forward in the Account for application to the purchase of Shares on the next following Purchase Date.

7.3. Pro Rata Allocation. If the total number of Shares for which options are or could be exercised on any Purchase Date in accordance with this Article 7, when aggregated with all Shares for which options have been previously exercised under the Plan, exceeds the maximum number of Shares reserved in Section 12, the Company may, in accordance with Article 12, allocate the Shares available for delivery and distribution in the ratio that the balance in each Participant’s Account bears to the aggregate balances of all Participants’ Accounts, and the remaining balance of the amount credited to the Account of each Participant under the Plan shall be returned to him or her as promptly as possible.

ARTICLE 8. WITHDRAWAL FROM THE PLAN AND TERMINATION OF SERVICE

8.1. Withdrawal from the Plan. A Participant may withdraw all funds accumulated in the Participant’s Account from the Plan during any Offering Period by delivering a notice of withdrawal to the Company (in a manner prescribed by the Committee) at any time up to but not including the 30 days prior to the Purchase Date next following the date such notice of withdrawal is delivered, or at such shorter time in advance of such Purchase Date as the Committee may permit. If notice of complete withdrawal as described in the preceding sentence is timely received, all funds then accumulated in the Participant’s Account shall not be used to purchase Shares, but shall instead be distributed to the Participant as soon as administratively feasible. An Eligible Person who has withdrawn during an Offering Period may not return funds to the Company during the same Offering Period and require the Company to apply those funds to the purchase of Shares. Any Eligible Person who has withdrawn from the Plan may, however, re-enroll in the Plan on the next subsequent Enrollment Date, if any.

8.2.        Termination of Participation. Participation in the Plan terminates immediately following the end of the Offering Period during which a Participant ceases to be an Eligible Person. Notwithstanding the preceding sentence, such Participant may elect to withdraw from the Plan in accordance with Section 8.1 and the procedures prescribed by the Committee.

ARTICLE 9. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, LIQUIDATION, MERGER OR ASSET SALE

9.1. Adjustments upon Changes in Capitalization. Subject to any required action by the shareholders of the Company, the right to purchase Shares of Common Stock covered by a current Offering Period and the number of Shares which have been authorized for issuance under the Plan for any future Offering Period, the maximum number of Shares each Participant may purchase each Offering Period (pursuant to Section 5.3 hereof), as well as the price per Share and the number of Shares covered by each right under the Plan which have not yet been purchased shall be proportionately adjusted in the sole discretion of the Committee for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, extraordinary cash dividend, combination or reclassification of the Common Stock, or recapitalization, reorganization, consolidation, split-up, spin-off, or any other increase or decrease in the number of Shares effected without receipt of consideration by the Company. Except as expressly provided otherwise by the Committee, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares.

9.2. Committee Adjustment. Without limitation on the preceding provisions, in the event of any corporate transaction, the Committee may make such adjustment it deems appropriate to prevent dilution or enlargement of rights in the number and class of Shares which may be delivered under Article 12, in the number, class of or price of Shares available for purchase under the Plan and in the number of Shares which an Eligible Person is entitled to purchase and any other adjustments it deems appropriate. Without limiting the Committee’s authority under the Plan, in the event of any transaction, the Committee may elect to have the options hereunder assumed or such options substituted by a successor entity, to terminate all outstanding options either prior to their expiration or upon completion of the purchase of Shares on the next Purchase Date, to shorten the Offering Period by setting a new Purchase Date or to take such other action deemed appropriate by the Committee.

ARTICLE 10. DESIGNATION OF BENEFICIARY

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom the amount in his or her Account is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during the Participant’s lifetime. In the absence of any such designation, any Account balance remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

ARTICLE 11. ADMINISTRATION

11.1. Administration by Committee. The Plan shall be administered by the Committee. The Committee shall have the authority to delegate duties to officers, directors or employees of the Company.

11.2. Authority of Committee. The Committee shall have the full and exclusive discretionary authority to construe and interpret the Plan and options granted under it; to establish, amend, and revoke rules and regulations for administration of the Plan (including, without limitation, the determination and change of Offering Periods and payment procedures); to determine all questions of eligibility, disputed claims and policy that may arise in the administration of the Plan; to make any changes to the Plan or its operations to reduce or eliminate any unfavorable legal, accounting or other consequences to the extent deemed appropriate by the Committee; and, generally, to exercise such powers and perform such acts as the Committee deems necessary or expedient to promote the best interests of the Company. The Committee’s determinations as to the interpretation and operation of the Plan shall be final and conclusive and each action of the Committee shall be binding on all persons. The Committee may adopt special or different rules for the operation of the Plan for different Participants, including, but not limited to, rules designed to accommodate the practices of the applicable jurisdiction.

11.3.        Administrative Modification. The Plan provisions relating to the administration of the Plan may be amended by the Committee from time to time as may be desirable to satisfy any requirements of or under the securities or other applicable laws of the United States or other jurisdiction, to obtain any exemption under such laws, or to reduce or eliminate any unfavorable legal, accounting or other consequences or for any other purpose deemed appropriate by the Committee.

11.4. Section 409A of the Code. Grants of options under the Plan are intended to be exempt from the requirements of Section 409A of the Code pursuant to the short-term deferral exception or otherwise. The Plan is intended to be interpreted and operated to the fullest extent possible so that options under the Plan shall be exempt from the requirements of Section 409A of the Code. Notwithstanding the foregoing provisions of this Section, neither the Company nor the Committee shall be liable to any Participant for or with respect to any taxes, penalties or interest which may be imposed upon the Participant pursuant to Section 409A of the Code.

ARTICLE 12. NUMBER OF SHARES

Subject to adjustment as set forth in Article 9, the number of Shares authorized for issuance pursuant to the Plan is fifty thousand (50,000) Shares. If any option granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such option shall again become available for the Plan. If on a given Purchase Date, the number of Shares with respect to which options are to be exercised exceeds the number of Shares then available under the Plan, the Committee shall make a pro rata allocation of the Shares remaining available for purchase in as uniform a manner as shall be practical and as it shall determine to be equitable.

ARTICLE 13. MISCELLANEOUS

13.1. Restrictions on Transfer. Options granted under the Plan to a Participant may not be exercised during the Participant’s lifetime other than by the Participant. Neither amounts credited to a Participant’s Account nor any rights with respect to the exercise of an option or to receive stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the Participant other than by will or the laws of descent and distribution. Any such attempted assignment, transfer, pledge, or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan in accordance with Section 8.1.

13.2. Administrative Assistance. If the Committee in its discretion so elects, it may retain a brokerage firm, bank, or other financial institution to assist in the purchase of Shares, delivery of reports, or other administrative aspects of the Plan. If the Committee so elects, each Participant shall (unless prohibited by applicable law) be deemed upon enrollment in the Plan to have authorized the establishment of an account on his or her behalf at such institution. Shares purchased by a Participant under the Plan shall be held in the account in the Participant’s name, or if the Participant so indicates in the enrollment form, in the Participant’s name together with the name of his or her spouse in joint tenancy with right of survivorship or spousal community property, or in certain forms of trust approved by the Committee.

13.3. Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan.

13.4.        Applicable Law. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the Commonwealth of Pennsylvania.

13.5.        Amendment and Termination. The Board may amend, alter, or terminate the Plan at any time; provided, however, that no amendment which would amend or modify the Plan in a manner requiring stockholder approval under the requirements of any securities exchange on which the Shares are traded shall be effective unless such stockholder approval is obtained. In addition, the Committee may amend the Plan as provided in Section 11.3, subject to the conditions set forth in this Section 13.5.

If the Plan is terminated, the Committee may elect to terminate all outstanding options either prior to their expiration or upon completion of the purchase of Shares on the next Purchase Date, or may elect to permit options to expire in accordance with their terms (and participation to continue through such expiration dates). If the options are terminated prior to expiration, all funds accumulated in Participants’ Accounts as of the date the options are terminated shall be returned to the Participants as soon as administratively feasible.

13.6.        Rights as Shareholder. No Participant shall have any rights as shareholder of the Company unless and until Shares have been issued to him or her.

13.7. Governmental Regulation. The Company’s obligation to sell and deliver Shares under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such Shares.

13.8.        Gender. When used herein, masculine terms shall be deemed to include the feminine, except when the context indicates to the contrary.

13.9.        Condition for Participation. As a condition to participation in the Plan, Eligible Persons agree to be bound by the terms of the Plan and the determinations of the Committee.

13.10       Additional Restrictions of Rule 16b-3. The terms and conditions of options granted hereunder to, and the purchase of Common Stock by, persons subject to Section 16 of the Exchange Act shall comply with all applicable provisions of Rule 16b-3. This Plan shall be deemed to contain, and such options shall contain, and the Common Stock issued upon exercise thereof shall be subject to, such additional conditions and restrictions as may be required by Rule 16b-3 to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.